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                                                                     Exhibit 5.1


               [LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]



                              September 12, 2001


United Bankshares, Inc.
514 Market Street
Parkersburg, West Virginia 26102

     Re:  Form S-4 Registration Statement
          -------------------------------

Ladies and Gentlemen:

          This opinion is rendered in connection with the Form S-4 Registration Statement (the "Registration Statement") filed by United Bankshares, Inc. (the "Registrant") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of up to 2,207,228 shares of common stock of Registrant, $2.50 par value ("Common Stock") issuable in connection with the proposed acquisition of Century Bancshares, Inc. ("Century"), Washington, DC, by Registrant, pursuant to the terms of the Agreement and Plan of Reorganization (the "Merger Agreement") dated June 14, 2001.

          We are of the opinion that if all the conditions set forth in the Merger Agreement between Registrant and Century are satisfied, the Common Stock, when issued in connection with the Merger Agreement in accordance with the terms set forth therein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights of any shareholder of Registrant.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.


                              Very truly yours,

                              BOWLES RICE MCDAVID GRAFF & LOVE PLLC


                               /s/ Sandra M. Murphy
                              ----------------------------
                              Sandra M. Murphy

                              Its Member

SMM/jam